Neonode Inc’s Swedish subsidiary Neonode AB Files for Bankruptcy

San Ramon, California, December 9, 2008 – Neonode, Inc. (NASDAQ: NEON), the mobile communication company that develops touch screen technologies and designs mobile handsets, today announced that, on December 9, 2008, its Swedish subsidiary, Neonode AB, filed a petition for bankruptcy in compliance with the Swedish Bankruptcy Act (1987:672). Mr. Hans Ödén of the Stockholm- based Ackordscentralen AB, a consultancy firm specialized in insolvency, was appointed by the district court of Stockholm to administrate the process.

Per Bystedt, CEO and Chairman of Neonode, Inc. comments, “For the past six months we have focused on turning the business around and solving the financial situation of Neonode AB. We continue to have great belief in our technology and believe we have a competitive product in the Neonode N2 but without sufficient funds we cannot continue operations”.

Neonode AB has, together with its American parent company, Neonode Inc., taken a number of measures to attempt to restructure and refinance Neonode AB’s operations. On October 22, 2008 Neonode AB filed for reconstruction in accordance with the Swedish reorganization act (1996:764).

“We have had a good dialogue with many of our creditors and tried a number of different solutions, but unfortunately we have been unable to reach a satisfactory solution for all parties”, Per Bystedt, CEO and President of Neonode, Inc. continues.

Neonode AB is a wholly-owned subsidiary of Neonode Inc and has carried out business with focus on the development and sales of touch screen mobile phones such as the Neonode N2 since 2004.

Neonode Inc intends to continue to operate as a technology licensing company, focusing on developing and marketing the Company’s patented touch screen technology, zForce™ to third parties. Neonode Inc. is currently working with its major stakeholders on a plan for a complete restructuring of the Company.

For more information:

Karin Lehmann Nilsson, Information Manager
Neonode
Tel: +46 8 678 18 50

David W. Brunton, Chief Financial Officer
Neonode
Tel: 925-355-7700

Hans Ödén, Liquidator
Ackordscentralen Stockholm AB
Tel: +46 8 670 44 00

About Neonode Inc.
Neonode Inc specializes in optical finger based touch screen technology.  Neonode’s mission is to enhance user experience related to any consumer or industrial device that can benefit from a finger based touch screen solution. Neonode Inc. is a publicly traded company (NASDAQ: NEON) with offices in Stockholm, Sweden and San Ramon, USA. For more information, visit www.neonode.com.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies.  These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.  Neonode and the Neonode logo are registered trademarks of Neonode Inc.  All other brand or product names are trademarks or registered trademarks of their respective holders.